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                                                                      EXHIBIT 8

                            February 25, 1998

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA 94304

  Re: Federal Income Tax Considerations Relating to Public Offering of
      $2,000,000,000 Aggregate Principal Amount at Maturity of Liquid Yield Option(TM) Notes Due 2017

Ladies and Gentlemen:

  I have acted as tax counsel to Hewlett-Packard Company, a California corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $2,000,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2017 (the "LYONs(TM)") on October 14, 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and (ii) the filing of the Company's Registration Statement on Form S-3 (and any amendments thereto) to which this opinion is an Exhibit and the Prospectus forming a part thereof (the "Prospectus") with respect to the offer and sale of the LYONs and Common Stock of the Company issued upon conversion of the LYONs by the several holders of the LYONs.

  I hereby confirm my opinion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus.

                                          Very truly yours,

                                          /s/ Lester Ezrati
                                          General Tax Counsel of Hewlett-
                                           Packard Company

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(TM) Trademark of Merrill Lynch & Co., Inc.